NEWS                    RE:     M-WAVE, INC.
BULLETIN                        215 Park Street
                                Bensenville, IL  60106


FROM:

FRB                             TRADED:  NASDAQ-MWAV

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The Financial Relations Board, Inc.

FOR FURTHER INFORMATION:

AT THE COMPANY:                 AT FRB CHICAGO:
Paul Schmitt                    Tad Gage        Bill Schmidle
Chief Financial Officer         General Info    Analyst Contact
(630)860-3560                    (312)640-6745  (312)640-6753


FOR IMMEDIATE RELEASE
THURSDAY, DECEMBER 19, 1996

                        M-WAVE SELLS ASSEMBLY OPERATIONS
                        --------------------------------

BENSENVILLE, ILL., DECEMBER 19, 1996 - M-Wave, Inc. (Nasdaq:MWAV), a leading manufacturer of microwave printed circuit boards used in wireless communications such as cellular phones and direct broadcast satellite television antennas, today announced the disposition of its assembly operations on December 13, 1996. Terms of the sale were not disclosed, but the company said that its anticipated fourth quarter 1996 loss, disclosed previously, will be increased by an after-tax loss related to the disposition of approximately $l50,000 or five cents per share. The amount of inventory write-downs has not yet been determined and will depend on certain anticipated price adjustments and scrap levels. Fourth quarter results are expected to be announced in early February 1997.

        Joe Turek, chairman and chief executive officer, said,"In the context of our strategic repositioning we took this opportunity to sell our assembly operation, which no longer fit into our long-term strategy. M-Wave's best opportunity for sustainable growth and profitability is in those areas where we provide engineered solutions in developing complex printed circuit boards for high frequency applications."

        Headquartered in the Chicago suburb of Bensenville, Ill., M-Wave is a manufacturer of microwave printed circuit boards worldwide through its wholly owned subsidiaries, Poly Circuits and P C Dynamics. M-Wave's products are used in a variety of industrial and military applications. The company trades on the Nasdaq National Market System under the symbol "MWAV."




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Financial Relations Board, Inc. serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.